American Assets Trust, Inc. Reports Third Quarter 2026 Financial Results

SAN DIEGO, California - 10/27/2026 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2026.

Third Quarter Highlights
•Net income available to common stockholders of $7.7 million and $18.0 million for the three and nine months ended September 30, 2026, respectively, or $0.13 and $0.30 per diluted share, respectively.
•Funds From Operations (“FFO”) of $0.56 and $1.57 per diluted share for the three and nine months ended September 30, 2026, respectively, compared to $0.49 and $1.53 per diluted share for the same periods in 2025.
•Same-store cash Net Operating Income (“NOI”) increased 8.3% and 2.3% for the three and nine months ended September 30, 2026, respectively, compared to the same periods in 2025.
•Increased 2026 FFO per diluted share guidance to a range of $2.04 to $2.10 with a midpoint of $2.07, a $0.04 increase over prior guidance.
•Achieved record average rental rates across our retail and multifamily segments during the third quarter.
•Leased 124,000 of office square feet, of which approximately 47,000 is comparable, at an average straight-line basis and cash-basis contractual rent increase of 8.2% and 2.1%, respectively, during the third quarter.
•Leased 108,000 of retail square feet, of which approximately 94,000 is comparable, at an average straight-line basis and cash-basis contractual rent increase of 16.8% and 7.4%, respectively, during the third quarter.

Financial Results

(Unaudited, amounts in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$10,018	$5,921	$23,547	$67,149
Basic and diluted income attributable to common stockholders per share	$0.13	$0.07	$0.30	$0.87
FFO attributable to common stock and common units	$42,832	$37,754	$120,952	$117,422
FFO per diluted share and unit	$0.56	$0.49	$1.57	$1.53
Net income decreased $43.6 million for the nine months ended September 30, 2026, compared to the same period in 2025, primarily driven by the gain on sale of Del Monte Center recognized in 2025, higher interest expense as we ceased capitalization of interest related to La Jolla Commons III being placed into service, decrease in occupancy at First & Main and 14Acres and overall increase in rental expenses across our same-store properties. These decreases were partially offset by the acquisition of Genesee Park in 2025, prior year tax refunds received at Waikele Center and an increase in new tenant leases commenced at City Center Bellevue and La Jolla Commons III.

FFO increased $3.5 million for the nine months ended September 30, 2026, compared to the same period in 2025, primarily due to the items described above. Gain on sale of Del Monte Center is excluded from FFO computations.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2026	June 30, 2026	September 30, 2025
Total Portfolio
Office	85.8%	84.4%	81.9%
Retail	98.3%	97.9%	97.9%
Multifamily (1) (2)	94.2%	88.4%	91.5%
Mixed-Use:
Retail	93.7%	92.2%	95.0%
Hotel (3)	90.3%	91.2%	82.9%

Same-Store Portfolio (4)
Office	85.8%	84.4%	81.9%
Retail	98.3%	97.9%	97.9%
Multifamily (1) (2)	94.2%	88.4%	91.5%
Mixed-Use:
Retail	93.7%	92.2%	95.0%
Hotel (3)	90.3%	91.2%	82.9%
(1)     Percentage leased for our multifamily properties includes total units rented and occupied as of each of the applicable dates.
(2)    Santa Fe Park RV Resort is excluded from the multifamily presentation above to reflect traditional multifamily performance. Including Santa Fe Park RV Resort, multifamily occupancy would be 92.4%, 87.7% and 89.7% as of September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
(3)    Represents average occupancy for year to date as of each indicated quarter.
(4)    Same-store portfolio excludes land held for development.

During the third quarter of 2026, the company signed 43 leases for approximately 231,800 square feet of office and retail space, as well as 635 multifamily apartment leases. Renewals accounted for 88% of the comparable office leases, 86% of the comparable retail leases, and 50% of the residential leases.

Office and Retail
The annualized base rent per leased square foot as of the end of the indicated quarter was as follows:

		4th Quarter 2025	1st Quarter 2026	2nd Quarter 2026	3rd Quarter 2026
Office	Weighted Average Portfolio	$56.69	$56.64	$57.83	$57.64
Retail	Weighted Average Portfolio	$29.72	$30.04	$30.12	$30.30

On a comparable basis (i.e., leases for which there was a former tenant in the past six months), our office and retail leasing spreads as of the end of the indicated quarter are shown below:

		4th Quarter 2025	1st Quarter 2026	2nd Quarter 2026	3rd Quarter 2026
Office	Cash Basis % Change Over Prior Rent	6.6%	4.8%	9.1%	2.1%
	Straight-Line Basis % Change Over Prior Rent	11.5%	10.6%	10.2%	8.2%

Retail	Cash Basis % Change Over Prior Rent	0.3%	(2.0)%	3.0%	7.4%
	Straight-Line Basis % Change Over Prior Rent	24.3%	1.3%	20.2%	16.8%

On a comparable basis (i.e., leases for which there was a former tenant in the past six months) during the three and nine months ended September 30, 2026, our office and retail leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q3 2026	8	47,183	2.1%	$68.11	8.2%
	YTD Q3 2026	35	231,055	5.5%	$61.60	9.9%

Retail	Q3 2026	14	94,158	7.4%	$35.40	16.8%
	YTD Q3 2026	46	265,579	3.5%	$38.76	15.7%

Multifamily
The average monthly base rent per occupied unit as of the end of the indicated quarter was as follows:

	4th Quarter 2025	1st Quarter 2026	2nd Quarter 2026	3rd Quarter 2026
Average Monthly Base Rent per Occupied Unit	$2,684	$2,756	$2,776	$2,816

Same-Store Cash Net Operating Income
For the three and nine months ended September 30, 2026, same-store cash NOI increased 8.3% and 2.3%, respectively, compared to the three and nine months ended September 30, 2025. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (2)
	September 30,			September 30,
	2026	2025	Change	2026	2025	Change
Cash Basis:
Office	$36,883	$34,196	7.9%	$107,330	$105,368	1.9%
Retail	17,938	16,362	9.6	51,025	49,636	2.8
Multifamily	9,044	8,210	10.2	27,148	26,046	4.2
Mixed-Use	5,894	5,673	3.9	16,831	16,718	0.7
Same-store Cash NOI (3)	$69,759	$64,441	8.3%	$202,334	$197,768	2.3%
(1)    For the three months ended September 30, 2026, the same-store portfolio includes: (i) Genesee Park (multifamily), which was acquired on February 28, 2025, and (ii) La Jolla Commons III (office), which was placed into service on April 1, 2025. The same-store portfolio excludes land held for development.
(2)    For the nine months ended September 30, 2026, the same-store portfolio excludes: (i) Del Monte Center (retail), which was sold on February 25, 2025, (ii) Genesee Park (multifamily), which was acquired on February 28, 2025, (iii) La Jolla Commons III (office), which was placed into service on April 1, 2025 and (iv) land held for development.
(3)    Lease termination fees and tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At September 30, 2026, the company had gross real estate assets of $3.8 billion and liquidity of $589.6 million, comprised of cash and cash equivalents of $89.6 million and $500.0 million of availability on its line of credit. At September 30, 2026, the company had only 1 out of 31 assets encumbered by a mortgage.

Dividends
The company declared dividends on its shares of common stock of $0.34 per share for the third quarter of 2026. The dividends were paid on September 17, 2026.

In addition, the company has declared a dividend on its common stock of $0.34 per share for the fourth quarter of 2026. The dividend will be paid in cash on December 17, 2026 to stockholders of record as of December 10, 2026.

Guidance
The company increased its 2026 FFO per diluted share guidance to a range of $2.04 to $2.10 per share, an increase of $0.04 at midpoint from the prior 2026 FFO per diluted share guidance range of $1.96 to $2.10 per share.

The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financing or repayments. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2026 on Wednesday, October 28, 2026 at 8:00 a.m. Pacific Time. To participate in the event by telephone, please dial 1-833-816-1162 and ask to join the American Assets Trust, Inc. conference call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2026 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2026	December 31, 2025
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,724,574	$3,694,203
Construction in progress	92,656	68,937
Held for development	487	487
	3,817,717	3,763,627
Accumulated depreciation	(1,213,965)	(1,144,259)
Net real estate	2,603,752	2,619,368
Cash and cash equivalents	89,613	129,362
Accounts receivable, net	6,920	7,407
Deferred rent receivables, net	84,771	84,642
Other assets, net	81,110	80,497
Total assets	$2,866,166	$2,921,276
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,917	$74,849
Unsecured notes payable, net	1,613,618	1,612,761
Accounts payable and accrued expenses	70,767	71,094
Security deposits payable	11,366	10,063
Other liabilities and deferred credits, net	56,914	61,304
Total liabilities	1,827,582	1,830,071
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 61,402,515 and 61,390,936 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	614	614
Additional paid-in capital	1,484,916	1,479,870
Accumulated dividends in excess of net income	(374,975)	(331,086)
Accumulated other comprehensive (loss) income	(223)	1,419
Total American Assets Trust, Inc. stockholders' equity	1,110,332	1,150,817
Noncontrolling interests	(71,748)	(59,612)
Total equity	1,038,584	1,091,205
Total liabilities and equity	$2,866,166	$2,921,276

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Rental income	$107,837	$102,222	$315,374	$306,243
Other property income	6,447	7,356	18,985	19,875
Total revenue	114,284	109,578	334,359	326,118
Expenses:
Rental expenses	33,605	31,768	97,094	91,746
Real estate taxes	9,545	11,529	31,282	33,179
General and administrative	8,659	9,500	26,354	27,662
Depreciation and amortization	33,029	32,014	98,052	95,290
Total operating expenses	84,838	84,811	252,782	247,877
Gain on sale of real estate	—	—	—	44,476
Operating income	29,446	24,767	81,577	122,717
Interest expense, net	(19,971)	(19,773)	(59,609)	(58,337)
Other income, net	543	927	1,579	2,769
Net income	10,018	5,921	23,547	67,149
Net income attributable to restricted shares	(233)	(207)	(704)	(616)
Net income attributable to unitholders in the Operating Partnership	(2,059)	(1,205)	(4,808)	(14,033)
Net income attributable to American Assets Trust, Inc. stockholders	$7,726	$4,509	$18,035	$52,500

Net income per share
Basic income attributable to common stockholders per share	$0.13	$0.07	$0.30	$0.87
Weighted average shares of common stock outstanding - basic	60,715,491	60,546,480	60,705,574	60,541,335

Diluted income attributable to common stockholders per share	$0.13	$0.07	$0.30	$0.87
Weighted average shares of common stock outstanding - diluted	76,897,028	76,728,017	76,887,111	76,722,872

Dividends declared per common share	$0.340	$0.340	$1.020	$1.020

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2026
Funds From Operations (FFO)
Net income	$10,018	$23,547
Depreciation and amortization of real estate assets	33,029	98,052
FFO, as defined by NAREIT	$43,047	$121,599
Less: Nonforfeitable dividends on restricted stock awards	(215)	(647)
FFO attributable to common stock and units	$42,832	$120,952
FFO per diluted share/unit	$0.56	$1.57
Weighted average number of common shares and units, diluted	76,912,958	76,899,707

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of same-store cash NOI to net income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2026	2025	2026	2025
Same-store cash NOI	$69,759	$64,441	$202,334	$197,768
Non-same-store cash NOI	(88)	(122)	(101)	(316)
Cash NOI	$69,671	$64,319	$202,233	$197,452
Lease termination fees and tenant improvement reimbursements (3)	198	2,303	1,167	3,396
Non-cash revenue and other operating expenses (4)	1,265	(341)	2,583	345
General and administrative	(8,659)	(9,500)	(26,354)	(27,662)
Depreciation and amortization	(33,029)	(32,014)	(98,052)	(95,290)
Interest expense, net	(19,971)	(19,773)	(59,609)	(58,337)
Gain on sale of real estate	—	—	—	44,476
Other income, net	543	927	1,579	2,769
Net income	$10,018	$5,921	$23,547	$67,149

Number of properties included in same-store analysis	31	29	30	29

(1)    For the three months ended September 30, 2026, the same-store portfolio includes: (i) Genesee Park (multifamily), which was acquired on February 28, 2025, and (ii) La Jolla Commons III (office), which was placed into service on April 1, 2025. The same-store portfolio excludes land held for development.
(2)    For the nine months ended September 30, 2026, the same-store portfolio excludes: (i) Del Monte Center (retail), which was sold on February 25, 2025, (ii) Genesee Park (multifamily), which was acquired on February 28, 2025, (iii) La Jolla Commons III (office), which was placed into service on April 1, 2025 and (iv) land held for development.
(3)    Lease termination fees and tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties, as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements (other than tenant improvement reimbursements), ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes lease termination fees, tenant improvement reimbursements, general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii. The company's office portfolio comprises approximately 4.3 million rentable square feet, and its retail portfolio comprises approximately 2.4 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,302 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; investment returns from our developed properties may be less than anticipated; general economic conditions, including the impact of tariffs and other trade restrictions; the potential impact of a prolonged government shutdown; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; system failures or security incidents through cyberattacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; potential litigation; difficulties in completing dispositions; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607